Page _____ of _____ Pages
                                                          1        8







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 13



                    (A fee is not being paid with this statement)



                           ARCHER DANIELS MIDLAND COMPANY
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      039483102
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 27,876,942

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 27,876,942

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 27,876,942

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 5.00  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life Insurance Company 37-0533090
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 235,471

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 235,471

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 235,471

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.04  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 3,885,416

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 3,885,416

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,885,416

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.69  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 3,634,754

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 3,634,754

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,634,754

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.65  %

12.  Type of Reporting Person: IA

                                                   Page _____ of _____ Pages
                                                          4        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 6,235,665

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 6,235,665

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 6,235,665

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.11  %

12.  Type of Reporting Person: EP

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 4,179,438

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 4,179,438

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 4,179,438

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.74  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          5        8



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   ARCHER DANIELS MIDLAND COMPANY
                   4666 FARIES PARKWAY
                   BOX 1470
                   DECATUR, ILL.  62525

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 46,047,686 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 8.25 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          6        8



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          7        8

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          8        8


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC        27,876,942 shares
State Farm Life Insurance Company                IC           235,471 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC         3,885,416 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV         2,860,950 shares
State Farm Balanced Fund, Inc.                   IV           773,804 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         6,235,665 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                          3,358,188 shares
  Balanced Account                                            821,250 shares
                                                    -----------------
                                                           46,047,686 shares


                                                   Page _____ of _____ Pages
                                                          1        8







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  9



                    (A fee is not being paid with this statement)



                                    ALLERGAN INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      018490102
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 2,200,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 2,200,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,200,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.37  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 500,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 500,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 500,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.76  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 38,700

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 38,700

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 38,700

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.05  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,200,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,200,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,200,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.83  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 44,200

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 44,200

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 44,200

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.06  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          5        8



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   ALLERGAN INC.
                   2525 DUPONT DRIVE
                   IRVINE, CALIF.  92612

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 3,982,900 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 6.10 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          6        8



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          7        8

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          8        8


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         2,200,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           500,000 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV            38,700 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         1,200,000 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                             44,200 shares
                                                    -----------------
                                                            3,982,900 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  1



                    (A fee is not being paid with this statement)



                                  APTARGROUP, INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      038336103
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 857,966

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 857,966

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 857,966

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 4.77  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 138,600

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 138,600

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 138,600

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.77  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   APTARGROUP, INC.
                   475 WEST TERRA COTTA AVE.
                   SUITE E
                   CRYSTAL LAKE, ILL.  60014

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 996,566 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 5.54 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           857,966 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP           138,600 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                              996,566 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  5



                    (A fee is not being paid with this statement)



                              BALLARD MEDICAL PRODUCTS
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      058566100
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 1,247,751

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,247,751

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,247,751

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 4.29  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 500,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 500,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 500,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.72  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 516,751

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 516,751

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 516,751

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.77  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   BALLARD MEDICAL PRODUCTS
                   12050 LONE PEAK PARKWAY
                   DRAPER, UTAH  84020

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 2,264,502 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 7.80 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC                 0 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           820,000 shares
State Farm Balanced Fund, Inc.                   IV           427,751 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP           500,000 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                            516,751 shares
                                                    -----------------
                                                            2,264,502 shares


                                                   Page _____ of _____ Pages
                                                          1        8







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 19



                    (A fee is not being paid with this statement)

                        PACIFIC CENTURY FINANCIAL CORPORATION
                        (Formerly Bancorp Hawaii Inc. cusip 059685107)

                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      694058108
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,633,500

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,633,500

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,633,500

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.03  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 506,384

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 506,384

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 506,384

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.62  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 821,034

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 821,034

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 821,034

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.02  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,001,334

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,001,334

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,001,334

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.24  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 933,860

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 933,860

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 933,860

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.16  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          5        8



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   PACIFIC CENTURY FINANCIAL CORPORATION
                   130 MERCHANT STREET
                   HONOLULU, HAWAII  96813

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 4,896,112 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 6.08 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          6        8



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          7        8

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          8        8


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,633,500 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           506,384 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           640,074 shares
State Farm Balanced Fund, Inc.                   IV           180,960 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         1,001,334 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            738,610 shares
  Balanced Account                                            195,250 shares
                                                    -----------------
                                                            4,896,112 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 24



                    (A fee is not being paid with this statement)



                                 BRE PROPERTIES INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      05564E106
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 3,226,388

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 3,226,388

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,226,388

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 8.70  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 292,570

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 292,570

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 292,570

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.78  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   BRE PROPERTIES INC.
                   ONE MONTGOMERY STREET
                   TELESIS TOWER, SUITE 2500
                   SAN FRANCISCO, CA.  94104-5525

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 3,518,958 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 9.49 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         3,226,388 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP           292,570 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            3,518,958 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  2



                    (A fee is not being paid with this statement)



                            BARRETT RESOURCES CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      068480201
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,863,733

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,863,733

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,863,733

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 5.93  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 130,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 130,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 130,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.41  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 440,400

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 440,400

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 440,400

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.40  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 500,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 500,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 500,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.59  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   BARRETT RESOURCES CORPORATION
                   1515 ARAPAHOE STREET
                   TOWER 3, SUITE 1000
                   DENVER, COLO.  80202

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 2,934,133 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 9.34 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,863,733 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           130,000 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           440,400 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            500,000 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            2,934,133 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  1



                    (A fee is not being paid with this statement)



                         CANWEST GLOBAL COMMUNICATIONS CORP.
                 ___________________________________________________
                                      (Issuer)


                         NON-VOTING COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      138906300
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,600,800

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,600,800

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,600,800

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 14.33 %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   CANWEST GLOBAL COMMUNICATIONS CORP.
                   3100 TD CENTRE
                   201 PORTAGE AVE.
                   WINNIPEG, M.B., CANADA R3B 3L7

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,600,800 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 14.33 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,600,800 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            1,600,800 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 12



                    (A fee is not being paid with this statement)



                                ENGELHARD CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      292845104
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 5,748,975

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 5,748,975

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 5,748,975

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.97  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 846,450

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 846,450

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 846,450

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.58  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 3,075,468

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 3,075,468

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,075,468

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.12  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   ENGELHARD CORPORATION
                   101 WOOD AVENUE
                   ISELIN, NEW JERSEY  08830

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 9,670,893 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 6.69 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         5,748,975 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           846,450 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         3,075,468 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            9,670,893 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 19



                    (A fee is not being paid with this statement)



                                  ELCOR CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      284443108
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 750,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 750,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 750,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 5.66  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   ELCOR CORPORATION
                   14643 DALLAS PARKWAY
                   SUITE 1000, WELLINGTON CENTRE
                   DALLAS, TEXAS  75240-8871

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 750,000 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 5.66 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           750,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                              750,000 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 15



                    (A fee is not being paid with this statement)



                          GREAT LAKES CHEMICAL CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      390568103
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 3,484,800

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 3,484,800

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,484,800

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 5.82  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life Insurance Company 37-0533090
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 53,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 53,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 53,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.08  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 462,300

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 462,300

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 462,300

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.77  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 543,500

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 543,500

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 543,500

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.90  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   GREAT LAKES CHEMICAL CORPORATION
                   ONE GREAT LAKES BLVD.
                   P.O. BOX 2200
                   WEST LAFAYETTE, IND.  47906

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 4,543,600 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 7.59 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         3,484,800 shares
State Farm Life Insurance Company                IC            53,000 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           364,300 shares
State Farm Balanced Fund, Inc.                   IV            98,000 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            433,500 shares
  Balanced Account                                            110,000 shares
                                                    -----------------
                                                            4,543,600 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 17



                    (A fee is not being paid with this statement)



                                  GATX CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      361448103
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,668,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,668,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,668,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 6.82  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 441,400

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 441,400

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 441,400

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.80  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 804,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 804,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 804,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.28  %

12.  Type of Reporting Person: EP

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 31,900

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 31,900

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 31,900

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.13  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   GATX CORPORATION
                   500 WEST MONROE STREET
                   CHICAGO, ILL.  60661-3676

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 2,945,300 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 12.04 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,668,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           441,400 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP           804,000 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                             26,600 shares
  Balanced Account                                              5,300 shares
                                                    -----------------
                                                            2,945,300 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 12



                    (A fee is not being paid with this statement)



                               HELMERICH & PAYNE, INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      423452101
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 2,064,300

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 2,064,300

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,064,300

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 8.21  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   HELMERICH & PAYNE, INC.
                   UTICA AT 21ST
                   TULSA, OKLA.  74114

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 2,064,300 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 8.21 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         2,064,300 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            2,064,300 shares


                                                   Page _____ of _____ Pages
                                                          1        8







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 15



                    (A fee is not being paid with this statement)



                       INTERNATIONAL FLAVORS & FRAGRANCES INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      459506101
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 3,538,200

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 3,538,200

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,538,200

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.24  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life Insurance Company 37-0533090
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 87,400

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 87,400

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 87,400

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.08  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 480,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 480,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 480,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.43  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 681,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 681,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 681,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.62  %

12.  Type of Reporting Person: IA

                                                   Page _____ of _____ Pages
                                                          4        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,561,500

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,561,500

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,561,500

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.43  %

12.  Type of Reporting Person: EP

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 651,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 651,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 651,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.59  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          5        8



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   INTERNATIONAL FLAVORS & FRAGRANCES INC.
                   521 WEST 57TH STREET
                   NEW YORK, NEW YORK  10019-2960

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 6,999,100 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 6.41 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          6        8



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          7        8

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          8        8


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         3,538,200 shares
State Farm Life Insurance Company                IC            87,400 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           480,000 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           561,000 shares
State Farm Balanced Fund, Inc.                   IV           120,000 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         1,561,500 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            492,000 shares
  Balanced Account                                            159,000 shares
                                                    -----------------
                                                            6,999,100 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  5



                    (A fee is not being paid with this statement)



                                  K N ENERGY, INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      482620101
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,424,965

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,424,965

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,424,965

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 4.52  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 180,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 180,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 180,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.57  %

12.  Type of Reporting Person: IA

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 310,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 310,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 310,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.98  %

12.  Type of Reporting Person: EP

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 185,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 185,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 185,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.58  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   K N ENERGY, INC.
                   370 VAN GORDON STREET
                   P.O. BOX 281304
                   LAKEWOOD, COLO.  80228-8304

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 2,099,965 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 6.67 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,424,965 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV           180,000 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP           310,000 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                            185,000 shares
                                                    -----------------
                                                            2,099,965 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  7



                    (A fee is not being paid with this statement)



                                    MANPOWER INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      56418H100
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 6,160,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 6,160,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 6,160,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 7.59  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   MANPOWER INC.
                   5301 N. IRONWOOD ROAD
                   MILWAUKEE, WISC.  53217

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 6,160,000 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 7.59 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         6,160,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            6,160,000 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 11



                    (A fee is not being paid with this statement)



                        THE NEWHALL LAND AND FARMING COMPANY
                 ___________________________________________________
                                      (Issuer)


                                   DEPOSITARY RECEIPTS
                 ___________________________________________________
                           (Title of Class of Securities)


                                      651426108
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 3,400,758

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 3,400,758

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,400,758

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 9.86  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   THE NEWHALL LAND AND FARMING COMPANY
                   23823 VALENCIA BLVD.
                   VALENCIA, CALIF.  91355

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 3,400,758 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 9.86 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         3,400,758 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            3,400,758 shares


                                                   Page _____ of _____ Pages
                                                          1        8







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 11



                    (A fee is not being paid with this statement)



                                  NUCOR CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      670346105
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 5,409,200

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 5,409,200

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 5,409,200

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 6.15  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life Insurance Company 37-0533090
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 70,700

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 70,700

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 70,700

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.08  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 700,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 700,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 700,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.79  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 355,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 355,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 355,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.40  %

12.  Type of Reporting Person: IA

                                                   Page _____ of _____ Pages
                                                          4        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 252,500

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 252,500

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 252,500

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.28  %

12.  Type of Reporting Person: EP

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 705,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 705,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 705,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.80  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          5        8



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   NUCOR CORPORATION
                   2100 REXFORD ROAD
                   CHARLOTTE, N.C.  28211

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 7,492,400 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 8.52 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          6        8



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          7        8

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          8        8


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         5,409,200 shares
State Farm Life Insurance Company                IC            70,700 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           700,000 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           195,000 shares
State Farm Balanced Fund, Inc.                   IV           160,000 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP           252,500 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            640,000 shares
  Balanced Account                                             65,000 shares
                                                    -----------------
                                                            7,492,400 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 17



                    (A fee is not being paid with this statement)



                                    OSMONICS INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      688350107
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 528,187

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 528,187

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 528,187

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.79  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 421,875

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 421,875

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 421,875

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.02  %

12.  Type of Reporting Person: IA

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 438,750

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 438,750

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 438,750

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.14  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   OSMONICS INC.
                   5951 CLEARWATER DRIVE
                   MINNETONKA, MN.  55343

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,388,812 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 9.96 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           528,187 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           337,500 shares
State Farm Balanced Fund, Inc.                   IV            84,375 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            337,500 shares
  Balanced Account                                            101,250 shares
                                                    -----------------
                                                            1,388,812 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  9



                    (A fee is not being paid with this statement)



                              PRECISION CASTPARTS CORP.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      740189105
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,531,100

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,531,100

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,531,100

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 6.33  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   PRECISION CASTPARTS CORP.
                   4650 S.W. MACADAM AVE.
                   SUITE 440
                   PORTLAND, ORE.  97201-4254

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,531,100 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 6.33 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,531,100 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            1,531,100 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 20



                    (A fee is not being paid with this statement)



                               POGO PRODUCING COMPANY
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      730448107
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 3,180,145

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 3,180,145

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,180,145

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 9.48  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life Insurance Company 37-0533090
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 957,766

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 957,766

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 957,766

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.85  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 146,400

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 146,400

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 146,400

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.43  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,235,766

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,235,766

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,235,766

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 3.68  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   POGO PRODUCING COMPANY
                   5 GREENWAY PLAZA
                   SUITE 2700
                   HOUSTON, TEXAS  77046-0504

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 5,520,077 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 16.46 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         3,180,145 shares
State Farm Life Insurance Company                IC           957,766 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           146,400 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         1,235,766 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            5,520,077 shares


                                                   Page _____ of _____ Pages
                                                          1        8







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 12



                    (A fee is not being paid with this statement)



                                  PENNZOIL COMPANY
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      709903108
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,907,286

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,907,286

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,907,286

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 4.01  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 272,500

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 272,500

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 272,500

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.57  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 302,320

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 302,320

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 302,320

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.63  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 925,086

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 925,086

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 925,086

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.94  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 339,500

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 339,500

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 339,500

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.71  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          5        8



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   PENNZOIL COMPANY
                   PENNZOIL PLACE
                   P.O. BOX 2967
                   HOUSTON, TEXAS  77252-2967

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 3,746,692 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 7.89 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          6        8



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          7        8

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          8        8


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,907,286 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           272,500 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           237,100 shares
State Farm Balanced Fund, Inc.                   IV            65,220 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP           925,086 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            267,900 shares
  Balanced Account                                             71,600 shares
                                                    -----------------
                                                            3,746,692 shares


                                                   Page _____ of _____ Pages
                                                          1        8







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 18



                    (A fee is not being paid with this statement)



                               RUBBERMAID INCORPORATED
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      781088109
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 7,024,600

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 7,024,600

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 7,024,600

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 4.69  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life Insurance Company 37-0533090
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 103,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 103,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 103,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.06  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 206,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 206,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 206,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.13  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 761,800

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 761,800

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 761,800

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.50  %

12.  Type of Reporting Person: IA

                                                   Page _____ of _____ Pages
                                                          4        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,840,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,840,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,840,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.22  %

12.  Type of Reporting Person: EP

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 716,800

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 716,800

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 716,800

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.47  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          5        8



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   RUBBERMAID INCORPORATED
                   1147 AKRON ROAD
                   WOOSTER, OHIO  44691

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 10,652,200 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 7.11 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          6        8



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          7        8

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          8        8


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         7,024,600 shares
State Farm Life Insurance Company                IC           103,000 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           206,000 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           589,000 shares
State Farm Balanced Fund, Inc.                   IV           172,800 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         1,840,000 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            509,000 shares
  Balanced Account                                            207,800 shares
                                                    -----------------
                                                           10,652,200 shares


                                                   Page _____ of _____ Pages
                                                          1        8







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  8



                    (A fee is not being paid with this statement)



                                 RAYCHEM CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      754603108
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 2,300,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 2,300,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,300,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.69  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 700,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 700,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 700,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.82  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 311,600

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 311,600

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 311,600

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.36  %

12.  Type of Reporting Person: IA

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,923,000

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,923,000

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,923,000

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.25  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        8


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 414,400

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 414,400

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 414,400

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 0.48  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          5        8



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   RAYCHEM CORPORATION
                   300 CONSTITUTION DRIVE
                   MENLO PARK, CALIF. 94025-1164

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 5,649,000 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 6.62 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          6        8



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          7        8

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          8        8


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         2,300,000 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           700,000 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV            91,600 shares
State Farm Balanced Fund, Inc.                   IV           220,000 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         1,923,000 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            104,400 shares
  Balanced Account                                            310,000 shares
                                                    -----------------
                                                            5,649,000 shares


                                                   Page _____ of _____ Pages
                                                          1        7







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 18



                    (A fee is not being paid with this statement)



                              VULCAN MATERIALS COMPANY
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      929160109
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 2,791,200

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 2,791,200

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,791,200

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 8.28  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp. 37-0902469
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Delaware

 5.  Sole Voting Power: 399,800

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 399,800

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 399,800

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.18  %

12.  Type of Reporting Person: IA

                                                   Page _____ of _____ Pages
                                                          3        7


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 486,400

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 486,400

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 486,400

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.44  %

12.  Type of Reporting Person: EP

                                                   Page _____ of _____ Pages
                                                          4        7



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   VULCAN MATERIALS COMPANY
                   ONE METROPLEX DRIVE
                   BIRMINGHAM, ALA.  35209

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 3,677,400 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 10.91 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          5        7



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/23/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          6        7

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          7        7


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         2,791,200 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV           346,400 shares
State Farm Balanced Fund, Inc.                   IV            53,400 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            402,800 shares
  Balanced Account                                             83,600 shares
                                                    -----------------
                                                            3,677,400 shares